Consent of Independent Registered Public Accounting Firm


To the Board and Shareholders:

AXP Variable Portfolio - Investment Series, Inc.
         RiverSource Variable Portfolio - Large Cap Equity Fund
         RiverSource Variable Portfolio - New Dimensions Fund

We consent to the use of our reports incorporated herein by reference, the references to our Firm under the heading "Financial Highlights" in the prospectuses included or incorporated herein by reference and the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information incorporated herein by reference. We also consent to the references to our Firm in Section C of the combined proxy statement/registration statement being filed on Form N-14.





/s/ KPMG LLP
--------------------------------
    KPMG LLP
    Minneapolis, Minnesota
    December 5, 2005